                                            Exhibit 10.1

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of November 14, 2017, by and between Starboard Distribution Center, LLC, a Delaware limited liability company (“Landlord”) and Virco Mfg. Corporation, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Standard Industrial/Commercial Single Lessee Lease - Net dated February 1, 2005 which includes an Addendum to American Industrial Real Estate Association Standard Industrial/Commercial Single Lessee Lease - Net and as amended by a First Amendment to Lease dated August 20, 2008, a Second Amendment to Lease dated September 2, 2008 and a Third Amendment to Lease dated December 20, 2013 (which Third Amendment includes an Addendum 1 which Addendum may be individually referenced as “Addendum 1 of the Third Amendment”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 559,000 rentable square feet located at 2027 Harpers Way, Torrance, California 90501 (the “Premises”), such lease, as heretofore collectively modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.
The Lease Term is extended for sixty-two (62) months, such that the Expiration Date is amended to be April 30, 2025 (the “Third Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the Third Extension Term except that the Monthly Base Rent shall be as follows:

	Period		Monthly Base Rent
March 1, 2020	through	April 30, 2020	$0.00*
May 1, 2020	through	February 28, 2021	$396,890.00
March 1, 2021	through	February 28, 2022	$408,796.70
March 1, 2022	through	February 28, 2023	$421,060.60
March 1, 2023	through	February 29, 2024	$433,692.42
March 1, 2024	through	April 30, 2025	$446,703.19
* During any free Base Rent period, Tenant shall be responsible for Operating Expenses as set forth in the Lease.

2.
Landlord and Tenant hereby acknowledge that Landlord holds a certain Security Deposit in the amount of $213,817.50 pursuant to the terms of the Lease. Tenant shall deposit an additional $100,000.00 upon execution of this Fourth Amendment. Upon the commencement of the Third Extension Term, Tenant shall deposit an additional $86,182.50, so that as of such date and throughout the remainder of the Third Extension Term, the required Security Deposit under the Lease shall be a total amount of $400,000.00.

3.
Landlord shall provide Tenant with two (2) Renewal Options per the terms and conditions outlined in Exhibit A attached to this Fourth Amendment and by reference incorporated herein. Any prior renewal, extension or termination options shall be null and void with no further force or effect.

4.
Notwithstanding anything herein to the contrary, and provided that no Event of Default exists or would exist but for the passage of time, giving of notice, or both, Landlord shall contribute up to a maximum amount of $279,500.00 (the “TI Allowance”), towards the mutually agreed upon, which agreement shall not be unreasonably withheld, Tenant-Made Alterations (“Fourth Amendment Alterations”) to the Premises, including but not limited to renovations to the front office area of the Building, which can be capitalized by Landlord (as opposed to repairs and maintenance to the Premises), which payment shall be made by Landlord to Tenant within 30 days following (i) completion of the Tenant-Made Alterations, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs along with copies of vendor invoices summarizing work done, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who worked on the Tenant-Made Alterations, and (iv) Landlord’s receipt of a copy of the final construction permit approved by the applicable governing authority to the extent required for such Tenant-Made Alterations. Landlord shall be under no obligation to pay for any Tenant-Made Alterations to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2020, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining thereafter.

5.
Landlord and Tenant acknowledge and agree that the demolition of the “grinding room” required by Landlord pursuant to (a) of Addendum 1 of the Third Amendment to Lease, shall be conducted simultaneously with the removal of the fire extinguishing room which is structurally tied to the grinding room; Landlord shall undertake, and promptly complete, the demolition of both the grinding room and the fire extinguishing room upon receipt of written notice from Tenant to Landlord requesting that Landlord proceed with demolition.

6.
Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses and other reimbursable costs as provided in the Lease during the Third Extension Term.

7.
Notwithstanding anything provided in the Lease to the contrary, effective on the commencement of the Third Extension Term, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Pacific Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

8.	The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:        Starboard Distribution Center, LLC
c/o Prologis
17777 Center Court Drive North, Suite 100
Cerritos, California 90703

With a copy to:    Prologis
1800 Wazee Street, Suite 500
Denver, Colorado 80202
Attention: General Counsel

Tenant:        Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501
Attention: Robert Dose

9.
Within 25 days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings.  Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp).  A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.  Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense (and a Landlord-requested CASp inspection being at Landlord’s sole cost and expense) and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 3 of the Lease.

10.
Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Todd Taugner and David Prior with The Klabin Company, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

11.
Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

12.
Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

13.
Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

TENANT:	LANDLORD:

VIRCO MFG. CORPORATION a Delaware corporation By: /s/ Robert E. Dose Name: _______Robert E. Dose______________ Title: Sr. Vice President - Finance, Secretary and Treasurer	STARBOARD DISTRIBUTION CENTER, LLC a Delaware limited liability company By:Authorized Person _________/s/ Kim B. Snyder___________ Kim B. Snyder, President of Prologis, Inc., a Maryland corporation

EXHIBIT A: (BASEBALL ARBITRATION)

(a)Provided that as of the time of the giving of the Fourth Extension Notice and the Commencement Date of the Fourth Extension Term, (x) Tenant is the Tenant originally named herein (or, in the event of a transfer in accordance with the terms of the Lease pursuant to merger, consolidation, or reorganization, then Tenant may also be any entity to which substantially all of Tenant’s assets are transferred and as long as all of the Lease obligations are so transferred, and such transfer does not reduce the tangible net worth of Tenant after giving effect to such transfer (an “Extension Affiliate”), (y) Tenant actually occupies all of (which may be by sublease of up to 50% of) the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the "Fourth Extension Term") commencing on the day following the expiration of the Lease Term (hereinafter referred to as the "Commencement Date of the Fourth Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Fourth Extension Notice") of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Third Extension Term.

(b)Provided that as of the time of the giving of the Fifth Extension Notice and the Commencement Date of the Fifth Extension Term, (x) Tenant is the Tenant originally named herein or an Extension Affiliate, (y) Tenant actually occupies all of (which may be by sublease of up to 50% of) the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both and provided Tenant has exercised its option for the Fourth Extension Term; then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the "Fifth Extension Term") commencing on the day following the expiration of the Fourth Extension Term (hereinafter referred to as the "Commencement Date of the Fifth Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Fifth Extension Notice") of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Fourth Extension Term.

(c)The Base Rent payable by Tenant to Landlord during the Fourth Extension Term shall be the greater of:

(i) The Base Rent applicable to the last year of the initial Lease term, and

(ii) The then Fair Market Rent as defined below.

(d)The Base Rent payable by Tenant to Landlord during the Fifth Extension Term shall be the greater of:
(i) The Base Rent applicable to the last year of the Fourth Extension Term, and

(ii) The then Fair Market Rent as defined below.

(e)The term "Fair Market Rent" shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the Fourth Extension Term, or Fifth Extension Term (whichever is applicable) to an unaffiliated person which is not then a tenant in the Project, assuming that such space were to be delivered in "as-is" condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations, provided that Fair Market Rent shall not in any event be less than the Base Rent for the Premises as of the expiration of the Lease Term. Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant's occupancy, rent concession, or lost rental income during any vacancy period). Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Fourth Extension Term or Fifth Extension Term (whichever is applicable). The arbitration process described below shall be limited to the determination of the Base Rent and shall not affect or otherwise reduce or modify the Tenant's obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(f) Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord's sole discretion and shall in any event be not less than the Base Rent in effect as of the expiration of the Lease Term) for the Fourth Extension Term or Fifth Extension Term (whichever is applicable), and Tenant shall advise Landlord of any objection within 30 days of receipt of Landlord's notice. Failure to respond within the 30-day period shall constitute Tenant's acceptance of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord's receipt of Tenant's notice. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties' failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent.

(g)    Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party. Either party may elect to arbitrate by sending written notice to the other party and the Regional Office of the American Arbitration Association within 5 days after the 30-day negotiating period provided in Paragraph (f), invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent. The arbitrator must choose between the Landlord's proposal and the Tenant's proposal and may not compromise between the two or select some other amount. Notwithstanding any other provision herein, the Fair Market Rent determined by the arbitrator shall not be less than, and the arbitrator shall have no authority to determine a Fair Market Rent less than, the Base Rent in effect as of the scheduled expiration of the Lease Term. The cost of the arbitration shall be paid by Tenant if the Fair Market Rent is that proposed by Landlord and by Landlord if the Fair Market Rent is

that proposed by Tenant; and shall be borne equally otherwise. If the arbitrator has not determined the Fair Market Rent as of the end of the Lease Term, Tenant shall pay 105 percent of the Base Rent in effect under the Lease as of the end of the Lease Term until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(h)    The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Addendum and to enter judgment upon the decision of the arbitrator.

(i)    The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Fourth Extension Term and Fifth Extension Term without regard to any cap on such expenses set forth in the Lease.

(a)Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Fourth Extension Term and the Fifth Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Third Extension Term or the Fourth Extension Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(b)If Tenant does not give the Fourth Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term for the Fourth Extension Term and the Fifth Extension Term shall automatically terminate. If Tenant does not give the Fifth Extension Notice within the period set forth in paragraph (b) above, Tenant's right to extend the Lease Term for the Fifth Extension Term shall automatically terminate. Time is of the essence as to the giving of the Fourth Extension Notice and Fifth Extension Notice.

(c)Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Fourth Extension Term or the Fifth Extension Term. The Premises shall be tendered on the Commencement Date of the Fourth Extension Term and Fifth Extension Term in "as-is" condition.

(d)If the Lease is extended for either the Fourth Extension Term or Fifth Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

(g)If Tenant exercises its right to extend the term of the Lease for the Fourth Extension Term or Fifth Extension Term pursuant to this Addendum, the term “Lease Term" as used in the Lease, shall be construed to include, when practicable, the Fourth Extension Term or Fifth Extension Term, as applicable, except as provided in (j) above.